December 31, 1999

International Game Technology
9295 Prototype Drive
Reno, Nevada  89511

     Re:  Registration on Form S-8 of International
          Game Technology (the "Company")


Ladies and Gentlemen:

     At your request, I have examined the Registration Statement on Form S-8 to be filed with the Securities and Exchange Commission in connection with the registration under the Securities Act of 1933, as amended, of 300,000 shares of Common Stock, par value $0.000625 per share, of the Company (the "Common Stock"), to be issued pursuant to the Barcrest Savings Related Share Option Scheme (the "Plan"). I have examined the proceedings heretofore taken and to be taken in connection with the authorization of the Plan and the Common Stock to be issued pursuant to and in accordance with the Plan.

     Based upon such examination and upon such matters of fact and law as I have deemed relevant, I am of the opinion that the Common Stock has been duly authorized by all necessary corporate action on the part of the Company and, when issued in accordance with such authorization, the provisions of the Plan and relevant agreements duly authorized by and in accordance with the terms of the Plan, will be validly issued, fully paid and nonassessable.

     I consent to the use of this opinion as an exhibit to the Registration Statement.


                                Respectfully submitted,

                                /s/ Sara Beth Brown
                                --------------------------------
                                Sara Beth Brown
                                Vice President, General Counsel
                                and Secretary



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